Consent of Independent Registered Public Accounting Firm

The Board of Trustees of The MainStay Funds.

We consent to the use of our reports dated December 22, 2008, with respect to the financial statements of the MainStay Capital Appreciation, MainStay Common Stock, MainStay Convertible, MainStay Diversified Income, MainStay Equity Index, MainStay Global High Income, MainStay Government, MainStay High Yield Corporate Bond, MainStay Institutional Bond, MainStay International Equity, MainStay Large Cap Growth, MainStay MAP, MainStay Mid Cap Growth, MainStay Mid Cap Value, MainStay Money Market, MainStay Principal Preservation, MainStay Small Cap Growth, MainStay Small Cap Value, MainStay Tax Free Bond, MainStay Total Return and MainStay Value Funds, the twenty-one funds constituting The MainStay Funds as of October 31, 2008, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and in the introduction to and under the headings “Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2009